Exhibit 99.2

July 25, 2012

NASDAQ OMX announces quarterly dividend of $0.13 per share

New York, N.Y.—The Finance Committee of the Board of Directors of The NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) has declared a regular quarterly dividend of $0.13 per share on the company’s outstanding common stock. The dividend is payable on September 28, 2012 to shareowners of record at the close of business on September 14, 2012. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Finance Committee or the Board of Directors.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about our capital return initiatives. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About NASDAQ OMX Group

The inventor of the electronic exchange, The NASDAQ OMX Group, Inc., fuels economies and provides transformative technologies for the entire lifecycle of a trade—from risk management to trade to surveillance to clearing. In the U.S. and Europe, we own and operate 24 markets, 3 clearinghouses and 5 central securities depositories supporting equities, options, fixed income, derivatives, commodities, futures and structured products. Able to process more than 1 million messages per second at sub-40 microsecond speeds with 99.999% uptime, our technology drives more than 70 marketplaces in 50 developed and emerging countries into the future, powering 1 in 10 of the world’s securities transactions. Our award-winning data products and worldwide indexes are the benchmarks in the financial industry. Home to approximately 3,400 listed companies worth $6 trillion in market cap whose innovations shape our world, we give the ideas of tomorrow access to capital today. Welcome to where the world takes a big leap forward, daily. Welcome to the NASDAQ OMX Century. To learn more, visit www.nasdaqomx.com. Follow us on Facebook (http://www.facebook.com/NASDAQ) and Twitter (http://www.twitter.com/nasdaqomx). (Symbol: NDAQ and member of S&P 500)

Contact Media Relations:	Contact Investor Relations:
Joseph Christinat +1.646.441.5121	John Sweeney +1.212.401.8737
Joseph.Christinat@NASDAQOMX.Com	John.Sweeney@NASDAQOMX.Com

NDAQF

The NASDAQ OMX Group, Inc.	1